             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                      March 11, 1998




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 2 pages.

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Item 5.   Other Events

Registrant today announced an agreement to sell the Crum & Forster Holdings, Inc. ("Crum & Forster"), insurance unit of Talegen
Holdings, Inc., to Fairfax Financial Holdings Limited ("Fairfax") of Toronto. Upon closing, the transaction will effectively complete the sale of the Talegen insurance properties.

Under terms of the agreement, Fairfax will acquire the stock of Crum & Forster for total consideration of $680 million, including the repayment of $115 million of debt. Registrant will incur approximately $75 million in transaction-related costs. The transaction, expected to close by the third quarter, is subject to customary closing conditions and regulatory approval.

Crum & Forster is a national provider of commercial property and casualty insurance through a limited number of preferred independent agents and brokers. It is based in Morristown, N.J., and has about 1,650 employees in 21 locations around the U.S. Crum & Forster had net written premiums of $939 million in 1997.

Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property, casualty and life insurance, investment management and insurance claims management.

Upon completion of this transaction, Registrant will have effectively completed its exit from insurance and financial services. A final write-off of less than $200 million after-tax will be taken in the first quarter of 1998.


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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: EUNICE M. FILTER
                                         Vice President, Treasurer
                                         and Secretary

Dated:  March 12, 1998

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